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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE - APRIL 18, 2002

                   NS GROUP REPORTS FIRST QUARTER 2002 RESULTS

(NEWPORT, KENTUCKY - APRIL 18, 2002) NS Group, Inc. announced today its results for the quarter ended March 31, 2002. Net sales for the quarter were $38.8 million, a 25 percent decline from the fourth quarter of 2001. The company reported an operating loss of $12.6 million for the quarter compared to an operating loss of $6.7 million in the fourth quarter of 2001. The net loss for the quarter totaled $14.3 million, or a $0.69 loss per diluted share, compared to a net loss of $10.0 million, or a $0.48 loss per diluted share, in the fourth quarter of 2001. Excluding certain one-time, non-cash items, the company's net loss for the fourth quarter would have been $8.4 million, or a $0.40 loss per diluted share.

EBITDA (earnings before extraordinary items, net interest expense, taxes, depreciation and amortization and restructuring charges) was a negative $9.7 million in the first quarter of 2002 compared to a negative $4.1 million in the fourth quarter of 2001.

President and CEO, Rene J. Robichaud stated, "Demand for OCTG products continued to be very soft in the first quarter. The U.S. rig count, the average number of rigs actively exploring for oil and natural gas, dropped 19% from the fourth quarter while the domestic marketplace was inundated with OCTG imports. As a result, shipments of our energy products declined nearly 21% compared to fourth quarter shipments."

On April 1, 2002, the company, along with several other domestic OCTG producers, filed trade law actions against unfairly traded OCTG imports from 14 countries.

Robichaud went on to say, "It appears that the cycle has bottomed as activity has begun to improve. Shipments and selling prices for most of our energy products are expected to increase in the second quarter. However, our steel raw material purchase costs will increase over the next two quarters. Accordingly, we are estimating a loss in the area of $0.45 per diluted share in the second quarter of 2002."

"The long-term outlook for our company is very good. The higher prices for natural gas and oil are very attractive for drilling in this country. Our balance sheet remains strong and we are well positioned for the future. We remain optimistic that demand for our OCTG products will significantly improve in the second half of the year and in 2003," Robichaud concluded.

The company will host a conference call and simultaneous web cast to discuss first quarter results at 10:00 A.M. ET on Friday, April 19, 2002. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.
      ---------------------


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NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.
                         ---------------------

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS.

                               ##################

CONTACT:   LINDA A. PLEIMAN
           DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
           (859) 292-6809
           www.nsgrouponline.com
           ---------------------




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                                 NS Group, Inc.
                            Summarized Financial Data
             (In thousands, except per share amounts, tons shipped,
                          selling price and rig count)
                                   (Unaudited)

                                                                                Three Months Ended
                                                              -------------------------------------------------------
                                                                 March 31,         December 31,         March 31,
                                                                   2002                2001               2001
                                                              ----------------    ---------------    ----------------
Net sales                                                           $  38,848           $ 51,709           $  82,114
Cost of products sold                                                  47,081             54,221              74,717
                                                              ----------------    ---------------    ----------------
        Gross profit (loss)                                            (8,233)            (2,512)              7,397
Selling, general and administrative expenses                            4,322              4,153               5,625
Restructuring charges                                                       -                  -              55,585
                                                              ----------------    ---------------    ----------------
        Operating loss (a)                                            (12,555)            (6,665)            (53,813)

Investment income (b)                                                     751             (5,300)                838
Interest expense                                                       (2,596)            (2,621)             (2,522)
Other income, net                                                          93                695               1,099
                                                              ----------------    ---------------    ----------------
        Loss before extraordinary items
             and income taxes                                         (14,307)           (13,891)            (54,398)
Provision (benefit) for income taxes                                        -             (3,917)                  -
                                                              ----------------    ---------------    ----------------
        Loss before extraordinary items                               (14,307)            (9,974)            (54,398)
Extraordinary items, net of income taxes                                    -                  -                 (59)
                                                              ----------------    ---------------    ----------------
        Net loss (a)                                                $ (14,307)          $ (9,974)          $ (54,457)
                                                              ================    ===============    ================
Per common share - basic & diluted (a)
        Loss before extraordinary items                             $   (0.69)          $  (0.48)          $   (2.60)
        Extraordinary items, net of income taxes                            -                  -                   -
                                                              ----------------    ---------------    ----------------
        Net loss                                                    $   (0.69)          $  (0.48)          $   (2.60)
                                                              ================    ===============    ================

Weighted average shares outstanding
        Basic & diluted                                                20,646             20,645              20,948

EBITDA (c)                                                          $  (9,657)          $ (4,127)          $   8,910

Product shipments (tons):
        Energy products - welded                                       40,700             50,300              74,400
        Energy products - seamless                                     25,300             32,900              45,000
        Industrial products - SBQ (d)                                       -                  -              14,000

Revenue per ton:
        Energy products - welded                                    $     427           $    486           $     498
        Energy products - seamless                                        848                829                 871
        Industrial products - SBQ (d)                                       -                  -                 428

Average rig count                                                         814              1,004               1,139


NOTES:

(a) Results for the quarter ended March 31, 2001, include restructuring charges of $56.2 million which reduced net income by $56.2 million or $2.68 per share. Excluding these charges, operating income would have been $2.4 million, and the net income and income per diluted share would have been $1.8 million and $0.08, respectively.

(b) A $6.2 million impairment loss on long-term investments was recorded in the quarter ended December 31, 2001 which reduced net income by $4.7 million, or $0.23 per diluted share.

(c) Represents earnings (loss) before net interest expense, taxes, depreciation, amortization and restructuring charges.

(d)  NS Group exited the SBQ business in the second quarter of 2001.